UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

October 22, 2020 (October 20, 2020) Date of Report (Date of earliest event reported)

Sonic Foundry, Inc. (Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-30407 (Commission File Number)	39-1783372 (IRS Employer Identification No.)

222 W. Washington Ave Madison, WI 53703 (Address of principal executive offices)	(608) 443-1600 (Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On October 20, 2020, the Company entered into an employment agreement with Joseph Mozden, Jr. 2020, for Mr. Mozden to serve as Chief Executive Officer of the Company. The employment agreement was effective as of September 14, 2020 (the “Effective Date”). Pursuant to such employment agreement, Mr. Mozden receives an annual base salary of $300,000, subject to revision each year at the discretion of the Board of Directors. Mr. Mozden will also receive a bonus of up to $150,000 provided that the Company meets certain metrics to be determined, but which will be primarily based on the Company achieving profitability. The employment agreement further provides that, during the term thereof, the Company will nominate Mr. Mozden to serve as a director of the Company. In addition, pursuant to the employment agreement, Mr. Mozden has also received (i) an initial stock option grant of options to purchase 200,000 shares of common stock, exercisable at the market price of the common stock on the date of grant, 35,000 shares of which vest six months following Mozden’s commencement of employment, and the remaining 165,000 shares of which vest ratably, in monthly increments of 5,500 shares, beginning seven months following Mozden’s commencement of employment and continuing each month thereafter until all options have vested, and (ii) performance options to purchase 150,000 shares of common stock, exercisable at the market price of the common stock on the date of grant, which vest upon achievement of performance metrics to be determined between the Company and Mr. Mozden. Mr. Mozden is also entitled to incidental benefits of employment under the agreement. The employment agreement further provides that if Mr. Mozden’s employment by the Company is terminated without cause, an amount equal to the sum of (i) Mr. Mozden’s previously-determined performance bonus, but only if all performance-based metrics set forth in such bonus have been fully met prior to the date of termination, and (ii) Mr. Mozden’s base compensation earned over the previous twelve (12) months, shall be paid through equal bi-weekly installments made over a twelve-month period beginning on the day immediately following the date of Mr. Mozden’s termination of employment (the “Severance Period”). In addition, Mr. Mozden will receive immediate vesting of all previously unvested common stock and stock options and have the right to voluntarily terminate his employment, and receive the same severance arrangement detailed above, within sixty (60) days following a “Change of Control” or within sixty (60) days following an event constituting “Good Reason”. A “Change of Control” is defined in the employment agreement as the following (i) any “person” who does not currently have 50% or more of the total voting power of Sonic Foundry’s then outstanding stock becomes a “ beneficial” owner of stock of Sonic Foundry representing 50% or more of the total voting power of Sonic Foundry’s then outstanding stock; or, (ii) Sonic Foundry is acquired by another entity through the purchase of substantially all of its assets or securities; or (iii) Sonic Foundry is merged with another entity, consolidated with another entity or reorganized in a manner in which any “person” is or becomes a “beneficial” owner of stock of the surviving entity representing 50% or more of the total voting power of the surviving entity’s then outstanding stock. “Good Reason” is defined in the Employment Agreement as follows: a material diminution without cause of Mr. Mozden’s title, authority, status, duties or responsibilities; a reduction in Mr. Mozden’s salary in excess of twenty-five percent (25%) in any fiscal year; a material breach by the Company of the employment agreement, or; the principal office of the Company is relocated to a location which is more than 50 miles outside the Madison metropolitan area. Pursuant to the employment agreement, Mr. Mozden has agreed not to disclose the Company’s confidential information, and not to compete against the Company or solicit business from customers or employees of the Company during the term of his employment agreement and for a period of one year thereafter. Such non-compete and non-solicitation clauses may not be enforceable, or may only be partially enforceable, in state courts of relevant jurisdictions.

The foregoing description of Mr. Mozden’s Employment Agreement is qualified in all respects by reference to the full text of such Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and incorporated by references in this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 20, 2020, the Company entered into the Employment Agreement referenced in Item 1.01. Reference is made to Section 1.01 for a description of the Employment Agreement which does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Employment Agreement which is incorporated by reference into this Item 5.02 by reference to Exhibit 10.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

10.1	Employment Agreement dated as of October 20, 2020 by and between Sonic Foundry, Inc. and Joseph Mozden, Jr.

EXHIBIT LIST

NUMBER DESCRIPTION

10.1	Employment Agreement entered into on October 20, 2020, by and between Sonic Foundry, Inc. and Joseph Mozden, Jr.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sonic Foundry, Inc.
(Registrant)

October 22, 2020

By:	/s/ Kelsy Boyd
By:	Kelsy Boyd
Title:	Chief Financial Officer